                                                                    Exhibit 99.1

                                                                 REVOCABLE PROXY

                     PEOPLES NATIONAL BANK OF RURAL VALLEY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints T. Lowell Dean, Peter Calarie, and
Charles S. Dill as proxies, each with the power to appoint his substitute, and hereby authorizes said proxies to represent and to vote, as designed on the reverse hereof, all shares of common stock of Peoples National Bank of Rural Valley held of record by the undersigned at the close of business on [Record Date] at the Special Meeting of Shareholders to be held on [Meeting Date] or at any adjournment or postponement thereof. In their discretion, the proxies are authorized to vote on such matters as may property come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR the proposal described below.

     Adoption and approval of an Agreement and Plan of Reorganization dated as of June 5, 1998 by and among BT Financial Corporation, Laurel Bank and Peoples National Bank of Rural Valley.

                        For     Against    Abstain

                        [ ]       [ ]        [ ]


                         Please sign EXACTLY as your name appears on this card. When signing as trustee, executor, etc., title should be so stated. If shares are held jointly, only one signature is required. If a Corporation, please sign in full corporate name by President or other authorized officer. If a Partnership, please sign in partnership name by authorized persons.

                         Dated:___________, 1998


___________________________________________
Authorized Signature(s)

___________________________________________
Title